Exhibit 99.1

FOR IMMEDIATE RELEASE

New York REIT Announces Results for Fourth Quarter 2016 and Full Year 2016

New York, March 1, 2017 - New York REIT, Inc. (NYSE: NYRT) (“NYRT” or the "Company"), a publicly traded real estate investment trust that acquires income-producing commercial real estate, including office and retail properties, in New York City, announced today its financial and operating results for the fourth quarter and full year ended December 31, 2016.

Select Fourth Quarter Highlights and Subsequent Events
Strategic Process

•	Received stockholder approval for Plan of Liquidation and Dissolution of the Company.

•
Closed new $760 million financing, which repaid the prior credit facility in full, provides additional liquidity for the Company to exercise its option to purchase additional equity interests in Worldwide Plaza, and has terms which provide for increased flexibility to implement the plan of liquidation.

•	Selected Winthrop REIT Advisors LLC ("Winthrop") to oversee the liquidation process.

•	Added Wendy A. Silverstein and Joe C. McKinney to the Board.
Portfolio Activity

•
Executed one replacement lease at Design Center with Niall Smith Antiques totaling 2,469 square feet and a 5-year term, resulting in a 61% and 81% increase in initial rent on a cash basis and GAAP basis, respectively.

Results for the Fourth Quarter and Full Year Ended December 31, 2016

•	Net Loss: Recorded net loss attributable to stockholders of $26.2 million for the fourth quarter 2016. Net loss attributable to stockholders for the full year 2016 was $82.5 million.

•
Core FFO: Generated fourth quarter 2016 Core FFO of $3.4 million, compared to $7.6 million in the fourth quarter 2015. Core FFO was $54.5 million for the full year 2016, compared to $65.6 million for the full year 2015.

•
AFFO: Realized fourth quarter 2016 AFFO of $8.9 million, compared to $13.4 million in the fourth quarter 2015. AFFO was $35.4 million for the full year 2016, compared to $68.9 million for the full year 2015.

•	Weighted Average Outstanding Shares: Fully diluted weighted average shares outstanding were 168.6 million and 168.4 million for the quarter and year ended December 31, 2016, respectively.

•
Cash NOI: Generated fourth quarter 2016 Cash NOI of $30.7 million, compared to $32.0 million in the fourth quarter 2015. Cash NOI of $32.0 million in the fourth quarter 2015 included $1.8 million of one-time lease termination fee revenue and was $30.2 million excluding this revenue.

•
Same Store Cash NOI: Recorded fourth quarter 2016 Same Store Cash NOI of $29.2 million compared to $30.1 million in the fourth quarter 2015. Same Store Cash NOI of $30.1 million in the fourth quarter 2015 included $1.8 million of one-time lease termination fee revenue and was $28.3 excluding this revenue.

•	Occupancy: Total ending occupancy was 93.4% as of December 31, 2016, compared to 93.4% as of September 30, 2016 and 95.2% as of December 31, 2015.

•
GAAP G&A: Reported GAAP general and administrative expense ("G&A") of $13.8 million in the fourth quarter 2016. Cash general and administrative expense ("Cash G&A") is the difference between GAAP G&A and non-cash G&A, which consists primarily of the result of the increase in the fair value of the Company’s multi-year outperformance plan (the “OPP”) in the fourth quarter 2016. See below for a discussion and reconciliation of cash G&A and GAAP G&A.

•	See the attached tables and supplemental package attached hereto as Exhibit 99.2 for a reconciliation of all non-GAAP financial measures contained herein.

Michael Happel, Chief Executive Officer and President of NYRT, said "The Company is moving forward with the plan of liquidation which was approved by stockholders on January 3, 2017. The transition process between Winthrop and the existing external advisor to NYRT is going smoothly. In addition, the $760 million financing completed in December 2016 gives the Company the liquidity it needs to exercise its purchase option at Worldwide Plaza and the Company expects to exercise that option in the first quarter of 2017.”

Nicholas Radesca, Interim Chief Financial Officer of NYRT, commented "Portfolio occupancy was unchanged during the fourth quarter of 2016 and same-store cash NOI was up approximately 8% compared to the third quarter of 2016. Our cash G&A was up $1.3 million in the fourth quarter compared to the third quarter primarily due to higher legal fees as well as our payment in accordance with the Settlement Agreement. Our non-cash G&A was up $10.7 million in the fourth quarter compared to the third quarter primarily as a result of the impact of the OPP."

Portfolio Activity and Occupancy
Occupancy
The overall portfolio occupancy was 93.4% as of December 31, 2016, with a weighted-average remaining lease term of 8.9 years. This compares to occupancy of 93.4% and a weighted-average remaining lease term of 9.0 years as of the end of the third quarter 2016 and occupancy of 95.2% and a weighted average remaining lease term of 9.6 years as of December 31, 2015.
Operating Results
Net loss attributable to stockholders was $26.2 million for the fourth quarter 2016 compared to $8.5 million in the fourth quarter of 2015, an increase of $17.7 million, primarily due to higher interest expense from new debt, transactional expenses relating to strategic initiatives, and lower revenues due to vacancies.
Core FFO was $3.4 million in the fourth quarter 2016 compared to $7.6 million in the fourth quarter of 2015, a decrease of $4.2 million, primarily attributable to lower revenues in the fourth quarter 2016 due to vacancy and higher cash-paid general and administrative expenses.
Same Store Cash NOI was $29.2 million in the fourth quarter 2016 compared to $30.1 million in the fourth quarter of 2015, a $0.9 million year-over-year decrease, primarily due to higher same-store vacancy in the fourth quarter 2016 compared to the fourth quarter of 2015 and inclusion of one-time lease termination fee revenue of $1.8 million in the fourth quarter of 2015. Excluding one-time lease termination fee revenue, Same Store Cash NOI was $28.3 million in the fourth quarter of 2015.
Cash General and Administrative Expenses

Cash G&A is the difference between GAAP G&A and non-Cash G&A, which is comprised of the change in the fair value of our OPP and non-cash compensation expense. The Company uses Cash G&A because it believes that this measure is commonly reported and widely used by management and investors as an indicator of overhead efficiency without regard to non-cash expenditures, such as stock compensation. Cash G&A is not a calculation based on GAAP financial measures and should not be considered as an alternative to GAAP G&A in measuring the company’s performance. You should carefully consider the specific items included in the Company’s computation of this measure. You are cautioned that Cash G&A as reported by the Company may not be comparable in all instances to that reported by other companies.

To compensate for these limitations, the Company believes it is important to consider both Cash G&A and GAAP G&A. The following table presents a reconciliation of the Company's GAAP G&A to its Cash G&A for each of the periods presented:

	Three Months Ended				Year Ended
(In thousands)	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	December 31, 2016
General and administrative	$(3,344)	$609	$1,760	$13,774	$12,799
Change in fair value of OPP	6,533	2,108	2,250	(8,270)	2,621
Non-cash compensation expense	(103)	(176)	(145)	(373)	(797)
Cash G&A	$3,086	$2,541	$3,865	$5,131	$14,623

Financial Strength and Liquidity
NYRT’s combined total debt to enterprise value was 48% as of December 31, 2016. Enterprise value of $3.3 billion is based on the December 30, 2016 closing share price of $10.12, 168.7 million fully diluted shares outstanding, and the quarter end total combined debt of $1.6 billion, which includes NYRT’s pro rata share of unconsolidated debt.
As of December 31, 2016, combined interest coverage was 1.4X based on Adjusted EBITDA. The weighted average interest rate on NYRT’s combined outstanding debt of $1.6 billion was 4.3% with an average remaining term of 2.8 years (3.3 years including extensions).
Dividends
In October 2016, the Company announced that, in light of the plan of liquidation, which was then subject to stockholder approval, the Company's board of directors had determined that the Company would not pay a regular dividend for the month of November 2016 and did not expect to pay a regular monthly dividend for the month of December 2016 or thereafter. Because the plan of liquidation was approved by the Company's stockholders, the Company does not expect to resume paying monthly dividends. The Company expects to make periodic liquidating distributions out of net proceeds of asset sales, subject to satisfying its liabilities and obligations, in lieu of regular monthly dividends.
Supplemental Schedules
NYRT has filed supplemental information packages with the Securities and Exchange Commission ("SEC") to provide additional disclosure and financial information for the benefit of NYRT’s various stakeholders, including reconciliations of all non-GAAP measures contained in this press release. The supplemental package can be found under "Investors - Quarterly Supplemental" section of NYRT’s website at www.nyrt.com and on the SEC website at www.sec.gov.
Conference Call
NYRT will not be hosting a conference call to review financial and operating results for the fourth quarter and full year 2016.
About NYRT
NYRT is a publicly traded real estate investment trust listed on the NYSE that acquires income-producing commercial real estate, including office and retail properties, in New York City. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements
The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements NYRT makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns.
The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation; the impact of credit rating changes; the effects of competition; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; and other factors, many of which are beyond NYRT’s control, including other factors included in NYRT’s reports filed with the SEC, particularly in the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of NYRT's latest Annual Report on Form 10-K for year ended December 31, 2015, filed with the SEC on February 26, 2016, the Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed with the SEC on August 9, 2016, and the Definitive Proxy Statement on Schedule 14A with respect to the plan of liquidation filed with the SEC on December 21, 2016 as such Risk Factors may be updated from time to time in subsequent reports. NYRT does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contacts:
Michael A. Happel	Matthew Furbish	Mahmoud Siddig
CEO & President	Vice President	Jonathan Keehner
New York REIT, Inc.	Investor Relations	Joele Frank, Wilkinson Brimmer Katcher
mhappel@nyrt.com	mfurbish@nyrt.com	msiddig@joelefrank.com jkeehner@joelefrank.com
(212) 415-6500	(212) 415-6500	(212) 355-4449

NEW YORK REIT, INC.
Consolidated Balance Sheets
(In thousands)

	December 31,
	2016	2015
ASSETS
Real estate investments, at cost:
Land	$477,171	$477,171
Buildings, fixtures and improvements	1,176,152	1,208,138
Acquired intangible assets	132,348	137,594
Total real estate investments, at cost	1,785,671	1,822,903
Less accumulated depreciation and amortization	(210,738)	(172,668)
Total real estate investments, net	1,574,933	1,650,235
Cash and cash equivalents	45,536	98,604
Restricted cash	3,058	2,019
Investment in unconsolidated joint venture	190,585	215,370
Assets held for sale	—	29,268
Derivatives, at fair value	165	431
Tenant and other receivables	3,904	3,537
Receivable for mortgage proceeds	260,000	—
Unbilled rent receivables	52,620	42,905
Prepaid expenses and other assets	—	—
Prepaid expenses and other assets	15,061	10,074
Deferred costs, net	6,518	12,319
Total assets	$2,152,380	$2,064,762
LIABILITIES AND EQUITY
Mortgage notes payable, net of deferred financing costs	$1,107,526	$381,443
Credit facility	—	485,000
Market lease intangibles, net	65,187	73,083
Liabilities related to assets held for sale	—	321
Derivatives, at fair value	74	1,266
Accounts payable, accrued expenses and other liabilities	33,364	27,736
Deferred revenue	4,548	3,617
Dividends payable	12	27
Total liabilities	1,210,711	972,493
Common stock	1,671	1,626
Additional paid-in capital	1,445,092	1,403,624
Accumulated other comprehensive loss	(713)	(1,237)
Accumulated deficit	(515,073)	(369,273)
Total stockholders' equity	930,977	1,034,740
Non-controlling interests	10,692	57,529
Total equity	941,669	1,092,269
Total liabilities and equity	$2,152,380	$2,064,762

 NEW YORK REIT, INC.

Consolidated Statements of Operations
(In thousands, except per share data)

	Year Ended December 31,
	2016	2015	2014
Revenues:
Rental income	$119,666	$129,118	$117,221
Hotel revenue	26,542	26,125	22,742
Operating expense reimbursements and other revenue	14,066	19,278	15,604
Total revenues	160,274	174,521	155,567
Operating expenses:
Property operating	43,561	43,752	37,209
Hotel operating	26,753	25,366	23,736
Operating fees incurred from the Advisor	13,345	12,465	8,397
Acquisition and Transaction related	19,708	3,771	16,083
Vesting of Asset Management Fees	—	—	11,500
Value of Listing Note	—	—	33,479
Impairment loss on real estate investment	27,911	—	—
General and administrative	12,799	27,345	12,337
Depreciation and amortization	68,952	82,716	84,799
Total operating expenses	213,029	195,415	227,540
Operating loss	(52,755)	(20,894)	(71,973)
Other income (expenses):
Interest expense	(40,193)	(29,362)	(23,720)
Income (loss) from unconsolidated joint venture	2,724	1,939	(1,499)
Income from preferred equity investment, investment securities and interest	26	1,103	2,906
Gain on sale of real estate investments, net	6,630	7,523	—
Gain (loss) on derivative instruments	(331)	(578)	1
Total other expenses	(31,144)	(19,375)	(22,312)
Net loss	(83,899)	(40,269)	(94,285)
Net loss attributable to non-controlling interests	1,373	1,188	1,257
Net loss attributable to stockholders	$(82,526)	$(39,081)	$(93,028)

Basic and diluted net loss per share attributable to stockholders	$(0.50)	$(0.24)	$(0.56)

NEW YORK REIT, INC.

Funds from Operations, Core Funds from Operations and Adjusted Funds from Operations
(Unaudited)

	Three Months Ended				Year Ended
(In thousands)	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	December 31, 2016
Net income (loss) (in accordance with GAAP)	$419	$(11,807)	$(46,407)	$(26,104)	$(83,899)
Gain on sale of real estate investments, net	(6,505)	(125)	—	—	(6,630)
Impairment loss on real estate investment	—	—	27,911	—	27,911
Depreciation and amortization	17,225	16,587	16,305	18,835	68,952
Depreciation and amortization related to unconsolidated joint venture(1)	6,114	6,400	6,403	6,369	25,286
FFO	17,253	11,055	4,212	(900)	31,620
Acquisition and transaction related	349	6,261	11,623	1,475	19,708
Other income(2)	(57)	(132)	—	(56)	(245)
Straight-line rent bad debt expense	79	98	—	15	192
Deferred financing and other costs(3)	345	—	—	2,867	3,212
Core FFO	17,969	17,282	15,835	3,401	54,487
Non-cash compensation expense	(6,430)	(1,932)	(2,105)	8,643	(1,824)
Amortization of deferred financing costs	2,426	2,406	1,795	1,461	8,088
Amortization of market lease intangibles	(1,724)	(1,616)	(1,568)	(1,559)	(6,467)
Mark-to-market adjustments on derivatives	251	107	12	(39)	331
Straight-line rent	(2,252)	(1,801)	(4,301)	(1,592)	(9,946)
Straight-line ground rent	686	686	686	686	2,744
Tenant improvements - second generation	—	(430)	(1,165)	(468)	(2,063)
Leasing commissions - second generation	(987)	(473)	(87)	(385)	(1,932)
Building improvements - second generation	(609)	(1,174)	(3,695)	(1,101)	(6,579)
Proportionate share of straight-line rent related to unconsolidated joint venture	(709)	(364)	(143)	(177)	(1,393)
AFFO	$8,621	$12,691	$5,264	$8,870	$35,446
___________________________

(1)	Proportionate share of depreciation and amortization related to unconsolidated joint venture and amortization of difference in basis.

(2)	Represents $0.1 million of lease termination fee revenue (first and fourth quarters) and approximately $0.1 million of insurance proceeds received relating to casualty claims (second quarter).

(3)
Represents prepayment penalties, deferred financing and other costs that were written off as a result of paying off the Credit Facility in the fourth quarter and three mortgages in the first quarter in advance of their scheduled maturity dates.

NEW YORK REIT, INC.

Reconciliation of Net Loss to Adjusted EBITDA, NOI and Cash NOI
(Unaudited)

	Three Months Ended				Year Ended
(In thousands)	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	December 31, 2016
Net income (loss) (in accordance with GAAP)	$419	$(11,807)	$(46,407)	$(26,104)	$(83,899)
Acquisition and transaction related	349	6,261	11,623	1,475	19,708
Depreciation and amortization	17,225	16,587	16,305	18,835	68,952
Interest expense	9,726	9,312	8,875	12,280	40,193
Gain on sale of real estate investments, net	(6,505)	(125)	—	—	(6,630)
Impairment loss on real estate investment	—	—	27,911	—	27,911
(Gain) loss on derivatives	251	107	12	(39)	331
Adjustments related to unconsolidated joint venture(1)	11,129	11,414	11,471	11,439	45,453
Adjusted EBITDA	32,594	31,749	29,790	17,886	112,019
General and administrative	(3,344)	609	1,760	13,774	12,799
Operating fees incurred from the Advisor	3,074	3,050	3,500	3,721	13,345
Interest income	(18)	(3)	(3)	(2)	(26)
Preferred return on unconsolidated joint venture	(4,068)	(3,987)	(3,957)	(3,936)	(15,948)
Proportionate share of other adjustments related to unconsolidated joint venture	1,989	1,949	1,935	1,925	7,798
NOI	30,227	33,367	33,025	33,368	129,987
Amortization of above/below market lease assets and liabilities	(1,724)	(1,616)	(1,568)	(1,559)	(6,467)
Straight-line rent	(2,173)	(1,702)	(4,300)	(1,577)	(9,752)
Straight-line ground rent	686	685	686	686	2,743
Proportionate share of adjustments related to unconsolidated joint venture	(709)	(364)	(143)	(177)	(1,393)
Cash NOI	26,307	30,370	27,700	30,741	115,118
Free rent	1,023	649	2,810	1,023	5,505
Adjusted Cash NOI	$27,330	$31,019	$30,510	$31,764	$120,623
_________________

(1)	Proportionate share of adjustments related to unconsolidated joint venture and amortization of difference in basis.

New York REIT, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA, NOI, Same Store NOI and Same Store Cash NOI(1)
(Unaudited)

	Q4 2016	Q3 2016	Q4 2015
Combined:
Net loss	$(26,104)	$(46,407)	$(8,744)
Gain on sale of real estate investments, net	—	—	(7,523)
Acquisition and transaction related(2)	1,475	11,623	700
Impairment Loss on Real Estate Investment	—	27,911	—
Depreciation and amortization	18,835	16,305	18,398
Interest expense	12,280	8,875	9,271
(Gain) loss on derivatives	(39)	12	34
Adjustments related to unconsolidated joint venture(3)	11,439	11,471	11,453
Adjusted EBITDA	17,886	29,790	23,589
General and administrative	5,131	3,865	2,946
Equity-based compensation	8,643	(2,105)	8,727
Operating fees incurred from the Advisor	3,721	3,500	3,099
Income from preferred equity investment, investment securities and interest	(2)	(3)	(24)
Preferred return on unconsolidated joint venture	(3,936)	(3,957)	(4,055)
Proportionate share of other adjustments related to unconsolidated joint venture	1,925	1,935	1,983
NOI	33,368	33,025	36,265
Non-same store NOI	(1,007)	(197)	(1,438)
Same Store NOI	32,361	32,828	34,827
Straight line rent adjustment	(1,753)	(4,444)	(3,271)
Above/below market lease amortization	(1,447)	(1,456)	(1,498)
Same Store Cash NOI	29,161	26,928	30,058
Viceroy Hotel	1,585	815	1,397
Same Store Cash NOI — Including Hotel	$30,746	$27,743	$31,455
______________

(1)	Same store portfolio excludes the Viceroy Hotel unless otherwise noted and consists of only those properties owned and operated for the entire current and prior periods presented.

(2)
Acquisition and transaction related expenses in the third quarter of 2016 primarily represent costs related to the termination of the Combination Agreement with JBG. Acquisition and transaction-related expenses in the second quarter of 2016 primarily represent costs associated with the Company's evaluation of strategic alternatives and its Combination Agreement with JBG.

(3)	Proportionate share of adjustments related to unconsolidated joint venture and amortization of difference in basis.

Non-GAAP Financial Measures

Funds from Operations, Core Funds from Operations and Adjusted Funds from Operations
Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts (“NAREIT”), an industry trade group, has promulgated a measure known as funds from operations (“FFO”), which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure but is not equivalent to our net income or loss as determined under GAAP.
We define FFO, a non-GAAP measure, consistent with the standards set forth in the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004 (the “White Paper”). The White Paper defines FFO as net income or loss computed in accordance with GAAP, but excluding gains or losses from sales of property and real estate related impairments, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.
The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of a real estate asset diminishes predictably over time, especially if not adequately maintained or repaired and renovated as required by relevant circumstances or as requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that, because real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation and certain other items may be less informative. Historical accounting for real estate requires us to depreciate or amortize our assets in accordance with GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, among other things, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income (loss). However, FFO, core funds from operations ("Core FFO") and adjusted funds from operations (“AFFO”), as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income (loss) or in its applicability in evaluating our operating performance. In calculating FFO, Core FFO and AFFO, other REITs may not define FFO in accordance with the current NAREIT definition (as we do) or may interpret the current NAREIT definition differently than we do or calculate Core FFO or AFFO differently than we do. Consequently, our presentation of FFO, Core FFO and AFFO may not be comparable to other similarly titled measures presented by other REITs.
We consider FFO, Core FFO and AFFO useful indicators of our performance. Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), FFO facilitates comparisons of operating performance between periods and between other REITs in our peer group.
Changes in the accounting and reporting promulgations under GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) that were put into effect in 2009 and other changes to GAAP accounting for real estate subsequent to the establishment of NAREIT's definition of FFO have prompted an increase in cash-settled expenses, specifically acquisition fees and expenses for all industries as items that are now expensed under GAAP instead of capitalized.
Core FFO is FFO, excluding transaction related costs and other items that are considered to be not comparable from period to period, such as gains on sales of securities and investments, miscellaneous revenue, such as lease termination fees and insurance proceeds, and expenses related to the early extinguishment of debt. Additionally, we exclude transaction related expenses, which are primarily comprised of expenses related to our strategic alternatives process, as these expenses are not the result of the operations of our properties. By excluding transaction related costs and other items that are considered to be not comparable from period to period, we believe Core FFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management's analysis of the investing and operating performance of our properties.

We exclude certain income or expense items from AFFO that we consider more reflective of investing activities, other income and expense items which are not settled in cash and the income and expense effects of other activities that are not a fundamental attribute of our business plan. These items include unrealized gains and losses, which may not ultimately be realized, such as gains or losses on derivative instruments and gains or losses on contingent valuation rights. In addition, by excluding non-cash income and expense items such as equity-based compensation expenses, amortization of above-market and below-market lease intangibles, amortization of deferred financing costs and straight-line rent from AFFO, we believe we provide useful information regarding income and expense items which have a direct impact on our ongoing operating performance. We also include second generation capital expenditures in our calculation of AFFO because these funds are paid in order to maintain the level of operating performance. By providing AFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our ongoing operating performance without the impacts of transactions that are not related to the ongoing profitability of our portfolio of properties. We also believe that AFFO is a recognized measure of sustainable operating performance by the REIT industry. Further, we believe AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies. However, AFFO is not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions. Investors are cautioned that AFFO should only be used to assess the sustainability of our operating performance excluding these activities, as it excludes certain costs that have a negative effect on our operating performance during the periods in which these costs are incurred.
In calculating AFFO, we exclude certain expenses, which under GAAP are characterized as operating expenses in determining operating net income All paid and accrued merger, acquisition and transaction related fees and certain other expenses negatively impact our operating performance during the period in which expenses are incurred will also have negative effects on returns to investors, but are not reflective of our ongoing performance. AFFO that excludes such costs and expenses would only be comparable to companies that did not have such activities. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating adjustments to net income. In addition, as discussed above, we view gains and losses from fair value adjustments as items which are unrealized and may not ultimately be realized and are not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. Excluding income and expense items detailed above from our calculation of AFFO provides information consistent with management's analysis of the operating performance of the properties. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe AFFO provides useful supplemental information.
As a result, we believe that the use of FFO, Core FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our performance relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization, Net Operating Income, Cash Net Operating Income and Adjusted Cash Net Operating Income.
We believe that earnings before interest, taxes, depreciation and amortization adjusted for transaction-related expenses, other non-cash items and including our pro rata share from unconsolidated joint ventures ("Adjusted EBITDA") is an appropriate measure of our ability to incur and service debt. Adjusted EBITDA should not be considered as an alternative to cash flows from operating activities, as a measure of our liquidity or as an alternative to net income as an indicator of our operating activities. Other REITs may calculate Adjusted EBITDA differently and our calculation should not be compared to that of other REITs.
Net operating income ("NOI") is a non-GAAP financial measure equal to net income (loss), the most directly comparable GAAP financial measure, less discontinued operations, interest, other income and income from preferred equity investments and investments securities, plus corporate general and administrative expense, transaction-related expenses, depreciation and amortization, other non-cash expenses and interest expense. NOI is adjusted to include our pro rata share of NOI from unconsolidated joint ventures. Cash NOI is NOI presented on a cash basis, which is NOI after eliminating the effects of straight-lining of rent and the amortization of above and below market leases. Adjusted Cash NOI is Cash NOI after eliminating the effects of free rent.
We use NOI, Cash NOI and Adjusted Cash NOI internally as performance measures and believe NOI, Cash NOI and Adjusted Cash NOI provide useful information to investors regarding our results of operations because it reflects only those income and expense items that are incurred at the property level. Therefore, we believe NOI, Cash NOI and Adjusted Cash NOI are useful measures for evaluating the operating performance of our real estate assets and to make decisions about resource allocations. Further, we believe NOI, Cash NOI and Adjusted Cash NOI are useful to investors as performance measures because, when compared across periods, NOI, Cash NOI and Adjusted Cash NOI reflect the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition activity on an unlevered basis. NOI, Cash NOI and Adjusted Cash NOI exclude certain components from net income in order to provide results that are more closely related to a property's results of operations. For example, interest expense is not linked to the operating performance of a real estate asset and Cash NOI is not affected by whether the financing is at the property level or corporate level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. NOI, Cash NOI and Adjusted Cash NOI presented by us may not be comparable to NOI, Cash NOI and Adjusted Cash NOI reported by other REITs that define NOI, Cash NOI and Adjusted Cash NOI differently. We believe that in order to facilitate a clear understanding of our operating results, NOI, Cash NOI and Adjusted Cash NOI should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. NOI, Cash NOI and Adjusted Cash NOI should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity.
The table presented reflects the reconciliation of net income (loss) to Adjusted EBITDA, NOI, Cash NOI and Adjusted Cash NOI during the period presented. We have calculated our Adjusted EBITDA, NOI, Cash NOI and Adjusted Cash NOI based on our net income, which is before adjusting for the net loss attributable to our non-controlling interests, and all adjustments are made based on our gross adjustments, without excluding the portion of the adjustments attributable to our non-controlling interests, other than adjustments related to the unconsolidated joint venture as noted in the table presented.